Exhibit 3.4

FORM OF

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION

Pursuant to Tile 8, Section 251(c) of the Delaware General Corporation Law (“DGCL”), the undersigned corporation executed the following Certificate of Merger as of ____________, 2023:

FIRST:	Data Knights Merger Sub, Inc., a Delaware corporation (the “Merged Corporation”) is merging with and into OneMedNet Corporation, a Delaware corporation (the “Surviving Corporation”).
SECOND:

An Agreement and Plan of Merger has been approved, adopted, executed and acknowledged by the board of directors and the stockholders of both the Merged Corporation and the Surviving Corporation in accordance with Section 251 of the DGCL.

THIRD:	OneMedNet Corporation, shall be the surviving corporation.
FOURTH:	The Certificate of Incorporation of the Surviving Corporation as currently in effect shall be the Certificate of Incorporation of the Surviving Corporation.
FIFTH:

An executed copy of the Agreement and Plan of Merger is on file at the principal office of the Surviving Corporation at ____________, the place of business of the Surviving Corporation, and a copy of such executed Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either the Surviving Corporation or the Merged Corporation.

SIXTH:	The merger herein provided for shall become effective in the State of Delaware upon filing.

[Signature Page Follows]

The Surviving Corporation and the Merged Corporation have each caused this certificate to be signed by an authorized officer of each entity on the date first set forth above.

ONEMEDNET CORPORATION

By:
Name:
Title:

DATA KNIGHTS MERGER SUB, INC.

By:
Name:
Title: